EXHIBIT 10.25

Execution Version

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) TO EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 1, 2011 by and between School Bus Holdings Inc. (“SBH”), and Phil Horlock (“Executive”) is made as of June 1, 2012 (the “Effective Date”).

WHEREAS, SBH and Executive entered into the Agreement which was effective as of April 1, 2011, in order to document Executive’s employment with SBH; and

WHEREAS, SBH and Executive have deemed it advisable and in their mutual best interests to make certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, SBH and Executive agree as follows:

1. Amendments. The Agreement shall be amended as follows:

a.	Capitalized terms used in this Amendment and defined in the Agreement shall be used herein as so defined, except as otherwise provided herein.

b.	Sections 5.1 and 5.2 of the Agreement are hereby deleted in their entirety and replaced with the following provisions:

5.1 By the Company for Cause. If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); or (ii) the Executive terminates his employment for any reason, provided that the Executive shall be required to give the Company at least thirty (30) days prior written notice of any termination of employment; the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a) The Executive’s accrued but unpaid Base Salary to the date of termination and any employee benefits the Executive may be entitled to pursuant to the employee benefit plans of the Company; and

(b) Expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by the Board (or its designee), (i) conviction of or plea of nolo contendere to a felony by Executive; (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or the affiliates of the Company and their subsidiaries; (iii) Executive’s material breach of his obligations under this Agreement; (iv) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries or the affiliates of the Company and their subsidiaries; (vi) contravention of specific lawful direction from the Board or its designee or continuing inattention to or continuing failure to adequately perform the duties to be performed by Executive under the terms of Section 3.2 of this Agreement or (vii) breach of the Executive’s covenants set forth in Section 5.5 or Section 6 below before termination of employment; provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

5.2 By the Company Without Cause or Upon Expiration of the Term. If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice), or upon the expiration of the Term, the Executive shall receive the incremental severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company.

(a) payment for accrued unused vacation days, payable in accordance with Company policy;

(b) the unpaid portion of the Annual Bonus, if any, relating to the previous Fiscal Year or the current fiscal year if employment is ended during the year and the bonus be pro-rated based on completed time during the fiscal year of the termination by the Company without Cause payable in accordance with Section 4.2;

(c) continued payment of the Executive’s Base Salary, payable in accordance with the Company’s payroll policy, for a period commencing on the date of termination and ending on the first to occur of: (i) the date that the Executive enters into any subsequent employment relationship and (ii) the twelve (12) month anniversary of the date of termination; and

(d) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law; provided, that such reimbursement shall cease to the extent that the Executive is eligible for comparable benefits from a new employer.

2. Continued Effect. Except to the extent amended hereby, all terms, provisions, and conditions of the Agreement, as it may have been amended from time to time, shall continue in full force and effect and the agreement shall remain enforceable and binding in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same document, and each party hereto may execute this Amendment by signing any of such counterparts.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Philip Horlock
Philip Horlock

SCHOOL BUS HOLDINGS INC.

By:	/s/ Michael McCurdy
Name:	Michael McCurdy
Title: